Exhibit 99

FOR IMMEDIATE RELEASE

RPC, Inc. Announces First Quarter Cash Dividend

ATLANTA, April 25, 2007 — RPC, Inc. (NYSE: RES) announced today that its Board of Directors declared a regular quarterly cash dividend of $0.05 per share payable June 11, 2007 to common shareholders of record at the close of business on May 11, 2007.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at www.rpc.net.

For information about RPC, Inc., please contact:

Ben M. Palmer
Chief Financial Officer
404.321.2140
irdept@rpc.net

Jim Landers
Corporate Finance
404.321.2162
jlanders@rpc.net